EXHIBIT 1

               SCHEDULE 13G JOINT FILING AGREEMENT

              The undersigned and each other person executing this joint filing agreement agree as follows:

              (i) The undersigned and each other person executing this joint filing agreement are individually eligible to use the
Schedule 13G to which this Exhibit is attached, and such Schedule
13G is filed on behalf of the undersigned and each other person executing this joint filing agreement; and

              (ii) The undersigned and each other person executing this joint filing agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this joint filing agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

              This Agreement may be executed in one or more counterparts by each person executing this joint filing agreement, and each such counterparts shall be an original but all of which, taken together, shall constitute but one and the same instrument.

Dated:  April 10, 1997



                                  MID-AMERICA GROUP, LTD.


                                  By:/s/ Marvin A. Pomerantz
                                  -------------------------------------
                                  Its: Chairman
                                  -------------------------------------

                                  /s/ Marvin A. Pomerantz
                                  -------------------------------------
                                  Marvin A. Pomerantz


                                  /s/ Rose L. Pomerantz
                                  -------------------------------------
                                  Rose L. Pomerantz